Exhibit 4.1

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of June 22, 2026 (the “Effective Date”), between FuelCell Energy, Inc., a Delaware corporation, as issuer (the “Company”), and FIT Energy USA LP (“FIT”), as the initial Holder (as defined in this Warrant Agreement).

In consideration of the mutual agreements herein contained, each party to this Warrant Agreement (as defined below) agrees as follows.

1.	Definitions.

 As used herein, the terms set forth below shall have the following meanings:

 “Affiliate” with respect to any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Strike Price” means, with respect to the Exercise of any Warrant, an amount equal to the product of (a) the number of Underlying Shares of such Warrant that are being so Exercised; and (b) the Strike Price on the Exercise Date for such Exercise.

“Authorized Denomination” means, with respect to a Warrant, either (a) such Warrant in its entirety, representing all of the Underlying Shares thereof; or (b) any portion of such Warrant that represents a whole number of the Underlying Shares thereof.

“Block Systems” means power generation platforms manufactured by the Company.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Certificate” means any Electronic Certificate or Physical Certificate.

“Close of Business” means 5:00 p.m., New York City time.

“Commercial Agreement” means that certain Capital Equipment Purchase Agreement, dated as of the date hereof, between the Company and FIT.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 13.

“Company” means FuelCell Energy, Inc., a Delaware corporation.

“Effective Date” means the date first set forth above.

“Electronic Certificate” means any electronic book entry maintained by the Company in the Register that represents one (1) or more Warrants.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise” means a Mandatory Exercise or an Optional Exercise. The terms “Exercised” and “Exercisable” will have a meaning correlative to the foregoing.

“Exercise Date” means, with respect to an Optional Exercise, the first Business Day on which the requirements set forth in Section 5(a) for such Optional Exercise are satisfied, and with respect to a Mandatory Exercise, an Exercise Date designated with respect to any Warrant pursuant to Section 6.

“Exercise Period” means (a) with respect to any First Tranche Warrant, the First Tranche Exercise Period; (b) with respect to any Second Tranche Warrant, the Second Tranche Exercise Period; and (c) with respect to any Third Tranche Warrant, the Third Tranche Exercise Period.

“Exercise Period Expiration Date” means (a) with respect to any First Tranche Warrant, the date that is twenty-four (24) months following the First Tranche Vesting Date; (b) with respect to any Second Tranche Warrant, the date that is twenty-four (24) months following the Second Tranche Vesting Date; and (c) with respect to any Third Tranche Warrant, the date that is twenty-four (24) months following the Third Tranche Vesting Date; provided, however, that if any such date is not a Business Day, the Exercise Period Expiration Date shall be the immediately following Business Day.

“First Tranche Deposit” means the payment by the Holder (or its Affiliates) of a non-refundable deposit equal to sixteen percent (16%) of the order value for the initial 100 MW of Block Systems pursuant to the Commercial Agreement.

“First Tranche Exercise Period” means the period from, and including, the First Tranche Vesting Date to, and including, the Exercise Period Expiration Date applicable to the First Tranche Warrants.

“First Tranche Vesting Date” means the date on which the First Tranche Vesting Event occurs.

“First Tranche Vesting Event” means the Company’s receipt of the First Tranche Deposit.

“First Tranche Warrants” has the meaning set forth in Section 3(a).

 “Fundamental Transaction” shall have the meaning specified in Section 13(a).

“Holder” means a person in whose name any Warrant is registered on the Register.

“Initial Issue Date” means the Effective Date.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects.

“Mandatory Exercise” has the meaning set forth in Section 6(a).

“Mandatory Exercise Condition” has the meaning set forth in Section 6(a).

“Mandatory Exercise Date” means an Exercise Date designated with respect to any Warrant pursuant to Section 6(a).

“Mandatory Exercise Notice” has the meaning set forth in Section 6(b).

“Mandatory Exercise Notice Date” means, with respect to a Mandatory Exercise, the date on which the Company sends the Mandatory Exercise Notice for such Mandatory Exercise pursuant to Section 6(b).

“Mandatory Exercise Right” has the meaning set forth in Section 6(a).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Optional Exercise” means the exercise of any Warrant other than a Mandatory Exercise.

“Optional Exercise Date” means, with respect to the Optional Exercise of any Warrant, the first Business Day on which the requirements set forth in Section 5(a) for such Optional Exercise are satisfied.

“Permitted Transferee” means, with respect to any Holder: (a) any Affiliate of such Holder; (b) any limited partner, member, stockholder or other direct or indirect equity holder of such Holder, in connection with a distribution in-kind of securities by such Holder (including upon dissolution or liquidation of such Holder or any fund of which such Holder is an Affiliate); or (c) any successor entity resulting from a merger, consolidation, reorganization or similar transaction involving such Holder in which substantially all of the assets of such Holder are transferred to such successor; provided, that in each case any such Permitted Transferee agrees in writing to be bound by the terms of this Warrant Agreement.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Physical Certificate” means any certificate (other than an Electronic Certificate), which may be represented in .pdf format only, representing any Warrants, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Warrants and duly executed by the Company.

“Register” has the meaning set forth in Section 3(e).

“Registration Rights Agreement” means that certain registration rights agreement dated the date hereof between the Company and FIT, as may be amended from time to time.

“Second Tranche Deposit” means the payment by the Holder (or its Affiliates) of a non-refundable deposit for the second tranche of 125 MW of Block Systems pursuant to the Commercial Agreement.

“Second Tranche Exercise Period” means the period from, and including, the Second Tranche Vesting Date to, and including, the Exercise Period Expiration Date applicable to the Second Tranche Warrants.

“Second Tranche Vesting Date” means the date on which the Second Tranche Vesting Event occurs.

“Second Tranche Vesting Event” means the Company’s receipt of the Second Tranche Deposit.

“Second Tranche Warrants” has the meaning set forth in Section 3(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Strike Price” initially means $26.44 per share; provided, however, that the Strike Price is subject to adjustment pursuant to Section 13. Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

“Third Tranche Deposit” means the payment by the Holder (or its Affiliates) of a non-refundable deposit for the third tranche of 125 MW of Block Systems pursuant to the Commercial Agreement.

“Third Tranche Exercise Period” means the period from, and including, the Third Tranche Vesting Date to, and including, the Exercise Period Expiration Date applicable to the Third Tranche Warrants.

“Third Tranche Vesting Date” means the date on which the Third Tranche Vesting Event occurs.

“Third Tranche Vesting Event” means the Company’s receipt of the Third Tranche Deposit.

“Third Tranche Warrants” has the meaning set forth in Section 3(a).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Underlying Shares” initially means, with respect to any Warrant, that number of shares of Common Stock identified as the initial number of “Underlying Shares” in the Certificate representing such Warrant, subject to Vesting thereof; provided, however, that (a) the number of Underlying Shares of each Warrant will be subject to adjustment pursuant to Section 13, and (b) upon the Exercise of any Warrant (or any portion thereof representing less than all of the Underlying Shares thereof), the number of Underlying Shares of such Warrant will be reduced, effective as of the time such Warrant ceases to be outstanding, by the number of

Underlying Shares so Exercised.

“Valuation Price” means, with respect to the Exercise of any Warrant, the Last Reported Sale Price per share of Common Stock on the Exercise Date for such Exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).

“Vested” means, with respect to any Warrant, that the applicable Vesting Event for such Warrant has occurred, and “Vesting” shall have a correlative meaning.

“Vesting Event” means (a) with respect to the First Tranche Warrants, the First Tranche Vesting Event; (b) with respect to the Second Tranche Warrants, the Second Tranche Vesting Event; and (c) with respect to the Third Tranche Warrants, the Third Tranche Vesting Event.

“VWAP” means, for the Common Stock for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FCEL AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).

“Warrant” means each warrant issued by the Company pursuant to, and having the terms, and conferring to the Holders thereof the rights, set forth in, this Warrant Agreement. Subject to the terms of this Warrant Agreement, each Warrant will be Exercisable for shares of Common Stock based on the number of Vested Underlying Shares of such Warrant and the Strike Price.

“Warrant Agreement” means this Warrant Agreement, as amended or supplemented from time to time.

2.	Rules of Construction.

For purposes of this Warrant Agreement: (a) “or” is not exclusive; (b) “including” means “including without limitation”; (c) “will” expresses a command; (d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values; (e) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise; (f) “herein,” “hereof” and other words of similar import refer to this Warrant Agreement as a whole and not to any particular section or other subdivision of this Warrant Agreement, unless the context requires otherwise; (g) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and (h) the exhibits and schedules to this Warrant Agreement are deemed to form part of this Warrant Agreement.

3.	The Warrants.
(a)Original Issuance of Warrants. On the Initial Issue Date, there will be originally issued:
(i)	A Warrant having an initial aggregate of four million (4,000,000) Underlying Shares vesting on the First Tranche Vesting Date (the “First Tranche Warrant”);
(ii)	A Warrant having an initial aggregate of four million (4,000,000) Underlying Shares vesting on the Second Tranche Vesting Date (the “Second

Tranche Warrant”); and
(iii)	A Warrant having an initial aggregate of four million (4,000,000) Underlying Shares vesting on the Third Tranche Vesting Date (the “Third Tranche Warrant”).

For the avoidance of doubt, the number of Underlying Shares of each of the First Tranche Warrant, Second Tranche Warrant and Third Tranche Warrant is subject to adjustment pursuant to Section 13.

(b)Form, Dating and Denominations.
(i)	Form and Date of Electronic Certificates Representing Warrants. Each book entry Electronic Certificate representing any Warrant will be deemed to (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(d) and may bear notations, legends or endorsements required by law, stock exchange rule or usage; and (3) be dated as of the date it is executed by the Company pursuant to the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder.
(ii)	Certificates. Each Warrant will be originally issued initially in the form of one or more Physical Certificates or Electronic Certificates, in the form of an electronic entry on a Company ledger maintained for such purpose. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures. The Warrants are not eligible for deposit with The Depository Trust Company or any similar depositary and shall not be issued in global or bearer form.
(iii)	Electronic Certificates; Interpretation. For purposes of this Warrant Agreement, (1) each Electronic Certificate will be deemed to include the text of the form of Electronic Certificate set forth in Exhibit A; (2) any legend, registration number or other notation that is required to be included on a Certificate will be deemed to be affixed to any Certificate notwithstanding that such Certificate may be in a form that does not permit affixing legends thereto (and references herein to such Certificates “bearing” a legend or similar terms will be deemed to be satisfied by this clause (2)); (3) any reference in this Warrant Agreement to the “delivery” of any Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Certificate in the name of the applicable Holder; and (4) such Certificates will be deemed to be executed by the Company.
(iv)	No Bearer Certificates. The Warrants will be issued only in registered form.
(v)	Registration and Tranche Numbers. Each Physical Certificate representing any Warrant will bear (1) a unique registration number that is not affixed to any other Physical Certificate representing any other outstanding Warrant; and (2) an indication whether the Warrant(s) represented by such Physical Certificate constitute First Tranche Warrants, Second Tranche Warrants, or Third Tranche Warrants. Each Electronic Certificate representing any Warrant will bear a book entry indication designating whether the Warrant(s) represented by such Electronic Certificate constitute First Tranche Warrants, Second Tranche

Warrants, or Third Tranche Warrants.
(c)Legends. Each Certificate representing any Warrant (and the Underlying Shares issuable thereon) shall bear the following legends; provided that, such Warrant or any such shares need not bear such a legend if the Company determines, in its reasonable discretion, that the same need not bear such a legend:

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

“TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.”

(d)Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of Warrants (and the respective numbers of Underlying Shares thereof) held by each Holder and the transfer, exchange and Exercise of the Warrants. Absent manifest error, the entries in the Register will be conclusive and the Company may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will provide a copy of the Register to any Holder upon its request as soon as reasonably practicable.
(e)Warrant Agent.  The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 3(d) above, issuing the Common Stock or other securities then issuable upon the exercise of any Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.
(f)Outstanding Warrants. A Warrant will cease to be outstanding upon the earliest to occur of (i) the Exercise of such Warrant, (ii) the expiration of the applicable Exercise Period for such Warrant, or (iii) the cancellation of such Warrant in accordance with this Warrant Agreement.
4.	Vesting of Warrants.
(a)Vesting Generally. Each Warrant shall become Vested and Exercisable only upon the occurrence of the applicable Vesting Event for such Warrant. Until a Warrant becomes Vested, such Warrant shall not be Exercisable by the Holder thereof.
(b)First Tranche Vesting. The First Tranche Warrant shall vest and become Exercisable upon the Company’s receipt of the First Tranche Deposit. The Company shall notify the Holder in writing within five (5) Business Days following the First Tranche Vesting Date, specifying the First Tranche Vesting Date and confirming that the First Tranche Warrant has become Vested.
(c)Second Tranche Vesting. The Second Tranche Warrant shall vest and become

Exercisable upon the Company’s receipt of the Second Tranche Deposit. The Company shall notify the Holder in writing within five (5) Business Days following the Second Tranche Vesting Date, specifying the Second Tranche Vesting Date and confirming that the Second Tranche Warrant has become Vested.
(d)Third Tranche Vesting. The Third Tranche Warrant shall vest and become Exercisable upon the Company’s receipt of the Third Tranche Deposit. The Company shall notify the Holder in writing within five (5) Business Days following the Third Tranche Vesting Date, specifying the Third Tranche Vesting Date and confirming that the Third Tranche Warrant has become Vested.
(e)Unvested Warrants. Any Warrant that has not Vested as of the date that is twenty four (24) months following the Initial Issue Date shall automatically terminate and be cancelled without any action required by any party, and shall thereafter not be Exercisable.
5.	Exercise of Warrants.
(a)Exercise at the Option of the Holders.
(i)	Exercise Right; When Warrants May Be Submitted for Optional Exercise. Subject to Section 4, each Holder of any Vested Warrants will have the right to submit all, or any Authorized Denomination, of such Warrants for Optional Exercise at any time during the applicable Exercise Period for such Warrants; provided, however, that, notwithstanding anything to the contrary in this Warrant Agreement, Warrants that are subject to Mandatory Exercise may not be submitted for Optional Exercise after the Close of Business on the Business Day immediately before the related Mandatory Exercise Date.
(ii)	Surrender and Payment. The purchase rights represented by a Vested Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the applicable Exercise Period, by the surrender of such Warrant (or portion thereof in an Authorized Denomination) and delivery of a Notice of Exercise annexed hereto as Exhibit B duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the Register), upon payment of the Strike Price in cash by wire transfer of immediately available funds. Such payment will be deemed to have been made on the date such Aggregate Strike Price is actually received by the Company.
(iii)	Exercises of Warrants Not In Authorized Denominations Prohibited. Notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to Exercise any Warrant other than in an Authorized Denomination thereof.
(b)Effectiveness of Exercise.  A Warrant shall be deemed to have been exercised immediately prior to the Close of Business on the Exercise Date, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the Close of Business on such Exercise Date. As promptly as practicable on or after such date and in any event within five (5) Business Days thereafter, the Company, at its expense, shall issue and deliver to the person or persons entitled to receive the same the number of shares of Common Stock issuable upon such exercise by registering such shares in book-entry form in the name of such person or persons. In the event that a Warrant is exercised in part, the Company at its expense will execute and deliver a new Certificate of like tenor representing a Warrant exercisable for the number of shares for which such Warrant may then be exercised.
(c)  Expiration of Exercise Period. Subject to Section 6, if any Warrant is outstanding and not Exercised as of immediately before the Close of Business on the applicable Exercise Period Expiration Date for such Warrant, such Warrant shall automatically expire and cease to be outstanding and Exercisable as of immediately after the Close of Business on such Exercise Period Expiration Date without any action on the part of any party.
6.	Mandatory Exercise at the Company’s Election.
(a)Mandatory Exercise Right. Subject to the provisions of this Section 6, the Company will have the right (the “Mandatory Exercise Right”), exercisable at its election, to designate a Business Day as an Exercise Date for the exercise (such an exercise, a “Mandatory Exercise”) of all, outstanding Vested Warrants, but only if the following condition is satisfied (the “Mandatory Exercise Condition”): the VWAP per share of Common Stock exceeds one hundred fifty percent (150%) of the Strike Price then in effect on each of at least thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Exercise Notice Date for such Mandatory Exercise. Upon the Company’s exercise of the Mandatory Exercise Right, all outstanding Vested Warrants shall be subject to and must be exercised pursuant to such Mandatory Exercise. For the avoidance of doubt, the Company may not exercise the Mandatory Exercise Right with respect to fewer than all outstanding Vested Warrants.
(b) Mandatory Exercise Notice. To exercise its Mandatory Exercise Right with respect to any Warrants, the Company must send to each Holder of such Warrants a written notice of such exercise (a “Mandatory Exercise Notice”). Such Mandatory Exercise Notice must state:
(i)	that the Company has exercised its Mandatory Exercise Right to cause the Mandatory Exercise of the Warrants, including reasonable support for the Company’s determination that the Mandatory Exercise Right has become exercisable pursuant to the terms of this Warrant;
(ii)	the Mandatory Exercise Date for such Mandatory Exercise, which date shall be the date that is fifteen (15) Business Days after the Mandatory Exercise Notice Date, and the date scheduled for the settlement of such Mandatory Exercise;
(iii)	that Warrants subject to Mandatory Exercise may be Exercised earlier at the option of the Holders thereof pursuant to an Optional Exercise at any time before the Close of Business on the Business Day immediately before the Mandatory Exercise Date; and
(iv)	the Strike Price in effect on the Mandatory Exercise Notice Date for such Mandatory Exercise.
(c)Mandatory Exercise Procedures. If the Company duly exercises its Mandatory Exercise Right in accordance with this Section 6 with respect to any Warrant, then (i) the Mandatory Exercise of such Warrant will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (ii) the Holder shall pay to the Company the Aggregate Strike Price for the Underlying Shares being Exercised in cash by wire transfer of immediately available funds on or before the Mandatory Exercise Date, and the shares of Common Stock due upon such Mandatory

Exercise will be registered in the name of, and delivered to, the Holder(s) of such Warrant as of the Close of Business on the related Mandatory Exercise Date.
7.	Limitation on Exercise Right.

Notwithstanding anything to the contrary in this Warrant Agreement, no shares of Common Stock will be issued or delivered upon Exercise of any Warrant of any Holder, and no Warrant of any Holder will be Exercisable, in each case to the extent, and only to the extent, that such issuance, delivery, Exercise or exercisability would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning, after giving effect to the issuance of the shares of Common Stock to be issued upon such Exercise, in excess of nineteen and ninety-nine hundredths percent (19.99%) of the then-outstanding shares of Common Stock as so increased.

8.	No Fractional Shares.
(a)No Fractional Shares Issued. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of any Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash based on the Valuation Price.
(b)Method of Payment. The Company will pay all cash amounts, if any, due on any Warrant of any Holder by check mailed to the address of such Holder set forth in the Register; provided, however, that the Company will instead pay such cash amounts by wire transfer of immediately available funds to the account of such Holder within the United States specified in a written request of such Holder delivered to the Company no later than the Close of Business on the date that is ten (10) Business Days immediately before the date such payment is due.
9.	Rights of Stockholders.

Subject to the first sentence of Section 5(b), the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise of any Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until such Warrant shall have been exercised as provided herein.

10.	Transfer of Warrant.
(a)Limitations on Transfer.  This Warrant may not be transferred or assigned without the prior written consent of the Company, provided that the Holder may assign this Warrant without consent to any Permitted Transferee.  In no event may this Warrant be transferred or assigned without compliance with the Securities Act and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the foregoing provisions, this Warrant may be transferred by the Holder executing an assignment in the form annexed hereto and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
(b)Exchange of Warrant Upon a Transfer.  If this Warrant is held as a Physical Certificate, upon such deemed surrender and, if required, such payment, the Company shall execute and deliver a new Physical or Electronic Certificate of Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and, if a Physical Certificate, shall issue to the assignor a new Physical Certificate evidencing the portion of this Warrant not so assigned, and the existing Physical Certificate shall be deemed cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall be deemed to surrender this Warrant to the Company at the time the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for Underlying Shares without having a new Warrant issued. This Warrant may be divided or combined with other Warrants upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 10(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a Certificate representing the new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Issue Date of this Warrant and shall be identical with this Warrant except as to the number of Underlying Shares issuable pursuant thereto. Upon satisfaction of the requirements of this Warrant Agreement to effect a transfer or exchange of any Warrant, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the fifth (5th) Business Day after the date of such satisfaction.
11.	Reservation of Stock.

The Company covenants that during the period any Warrant is outstanding and Exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the Vesting and exercise of all Warrants then outstanding. The Company further covenants that all shares that may be issued upon the exercise of rights represented by any Warrant, all as set forth herein, will be duly authorized, validly issued, fully paid and nonassessable and shall be free from all preemptive rights, taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of any Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates or registering book-entry shares to execute and issue the necessary certificates or register the necessary book-entry shares for shares of Common Stock upon the exercise of any Warrant.

12.	Notices.
(a)Corporate Events. In case:
(i)	the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of any Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
(ii)	of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

(iii)	of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will promptly send notice to the Holder(s) specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of any Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least fifteen (15) days prior to the date therein specified.

(b)Form of Notices. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by electronic transmission or other similar means of unsecured electronic communication to the electronic address of such Holder shown on the Register, provided receipt of such electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.
(c)Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided in Section 12(b) within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by Section 12(b)).
13.	Adjustments.

The Strike Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Merger, Sale of Assets, etc.  If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person (any such event in (i), (ii) and (iii) whereby any Person or “group” acquires more than 50% of the voting power of the capital stock of the Company or the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions (except, in each case, for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction), a “Fundamental Transaction”), then, (A) if such transaction does not constitute a Fundamental Transaction and the Company’s Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing, the consideration due upon Exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Warrant Agreement were instead a reference to the same amount of securities, cash or other property, (B) if such transaction constitutes a Fundamental Transaction, the Holder’s Vested Warrants shall be deemed to be automatically exercised immediately prior to such Fundamental Transaction, and the Holder shall have the right to receive, upon the closing of the Fundamental Transaction, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction assuming it were the holder of the number of Underlying Shares then issuable upon exercise in full of this Warrant immediately prior to such Fundamental Transaction (and after giving effect to the deemed payment of the Aggregate Strike Price), without regard to any limitations on exercise contained herein (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon the deemed exercise of this Warrant in connection with such Fundamental Transaction. Any Warrants that are not Vested at the time of the consummation of such Fundamental Transaction will be automatically cancelled in connection with the consummation of the Fundamental Transaction, will cease to be outstanding thereafter and will not receive any consideration in connection therewith.
(b)Reclassification, etc.  If the Company, at any time while any Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under such Warrant exist into the same or a different number of securities of any other class or classes, such Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under such Warrant immediately prior to such reclassification or other change and the Strike Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 13.
(c)Split, Subdivision or Combination of Shares.  If the Company, at any time while any Warrant, or any portion hereof, remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under such Warrant exist, into a different number of securities of the same class, the Strike Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination, with a corresponding adjustment to the number of Underlying Shares of each Warrant.
(d)Adjustments for Dividends in Stock or Other Securities or Property.  If while any Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under such Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, such Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of such Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of such Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 13.

(e)Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 13, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of any Warrant, upon written request, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Strike Price at the time in effect; and (iii) the number of Underlying Shares and the amount, if any, of other property that at the time would be received upon the exercise of such Warrant.
(f)No Impairment.  The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 13 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of any Warrant against impairment.
14.	Registration Rights.

The Underlying Shares issued upon exercise of this Warrant shall benefit from certain resale shelf registration rights as set forth in the Registration Rights Agreement.

15.	Governing Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, FUELCELL ENERGY, INC. and FIT ENERGY USA LP have caused this Warrant Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

FUELCELL ENERGY, INC.
By:	/s/ Jason Few
Name:	Jason Few
Title:	President & Chief Executive Officer

FIT ENERGY USA LP
By:	/s/ Sam Pai
Name:	Sam Pai
Title:	President

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

“TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

FuelCell Energy, Inc.

Warrants

Certificate No. [___]

FuelCell Energy, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of the Warrant represented by this certificate (this “Certificate”). The initial number of Underlying Shares of the Warrant represented by this Certificate is [___] shares of Common Stock, which number is subject to adjustment as provided in the Warrant Agreement referred to below. This Warrant represents a [First]/[Second]/[Third] Tranche Warrant (as defined in the Warrant Agreement).

The terms of the Warrants are set forth in the Warrant Agreement, dated as of June 22, 2026, between the Company and FIT Energy USA LP (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, FuelCell Energy, Inc. has caused this instrument to be duly executed as of the date set forth below.

FUELCELL ENERGY, INC.
By:
Name:
Title:
Date:

FuelCell Energy, Inc.

Warrant

This Certificate represents a duly issued and outstanding Warrant having an initial number of Underlying Shares as set forth on the face of this Certificate. Certain terms of the Warrants are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the of the Warrant Agreement will control. This Warrant represents a [First]/[Second]/[Third] Tranche Warrant (as defined in the Warrant Agreement).

1.Method of Payment. Cash amounts due on the Warrant represented by this Certificate will be paid in the manner set forth in Section 8(b) of the Warrant Agreement.
2.Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrant represented by this Certificate for all purposes, subject to Section 3(e) of the Warrant Agreement.
3.Transfers and Exchanges. All Warrants will be in registered form. Subject to the terms of the Warrant Agreement, the Holder of the Warrant represented by this Certificate may transfer or exchange such Warrant by presenting this Certificate to the Company and delivering any required documentation or other materials.
4.Exercise Rights. The Warrant will be Exercisable in the manner, and subject to the terms, set forth in the Warrant Agreement.
5.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:

FuelCell Energy, Inc.

3 Great Pasture Road,

Danbury, Connecticut

Attention: Amanda Schreiber

EXHIBIT B

NOTICE OF EXERCISE

 To: FUELCELL ENERGY, INC.

 (1)           The undersigned hereby elects to purchase                    shares of Common Stock of FuelCell Energy, Inc. (the “Company”), pursuant to the terms of the Warrant Agreement, dated as of June 22, 2026, between the Company and FIT Energy USA LP (the “Warrant Agreement”), and tenders herewith payment of the Aggregate Strike Price for such shares in full by wire transfer of immediately available funds.

 (2)           Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

 (3)           Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below.

(Name)

(Date)	(Signature)

B